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                                                               EXHIBIT NO. 11
                                                               --------------

                         COMPUTATION OF EARNINGS PER
                         ---------------------------
                                 COMMON SHARE
                                 ------------


      Primary earnings per share is computed by dividing net income, less dividends on preferred stock, by the weighted average common shares and dilutive common share equivalents outstanding.

                                                       Three Months Ended
                                                             March 31,
                                                 ----------------------------
                                                    1997              1996
                                                 ----------        ----------
                                       (dollars in thousands, except per share data)
Primary:

Average common shares outstanding                 4,517,338         4,510,032
Common stock equivalents of warrants and
  options outstanding-based on the
  treasury stock method using market price           82,294            31,925
                                                 ----------        ----------
                                                  4,599,632         4,541,957
                                                 ==========        ==========

Net income                                       $    3,343        $    3,263
Less: Dividends on preferred stock                                        (58)
                                                 ----------        ----------
                                                 $    3,343        $    3,205
                                                 ==========        ==========
Primary earnings per common share                $      .73        $      .71
                                                 ==========        ==========

      Fully diluted earnings per share gives effect to the increase in the weighted average shares outstanding which would have resulted from conversion of the outstanding convertible debentures and to the related reduction in interest expense on an after-tax basis.

                                                       Three Months Ended
                                                            March 31,
                                                 ----------------------------
                                                     1997              1996
                                                 ----------        ----------
                                       (dollars in thousands, except per share data)

Fully diluted:

Average common shares outstanding                 4,517,338         4,510,032
Common stock equivalents of warrants and
  options outstanding-based on the
  treasury stock method using market price           82,294            31,925
Convertible debenture common stock equivalents      237,600           237,600
                                                 ----------        ----------
                                                  4,837,232         4,779,557
                                                 ==========        ==========

Net income                                       $    3,343        $    3,263
Less: Dividends on preferred stock                                        (58)
Plus: Convertible debenture interest,
      net of federal income tax effect                   35                35
                                                 ----------        ----------
                                                 $    3,378        $    3,240
                                                 ==========        ==========
Fully diluted earnings per common share          $      .70        $      .68
                                                 ==========        ==========